EXHIBIT 11.2 – INSIDER TRADING POLICY

Medicure Inc. – Insider Trading Policy

This policy determines acceptable transactions in the securities of Medicure Inc. (the “Company”) by our employees, directors and consultants. During the course of your employment, directorship or consultancy with the Company, you may receive important information that is not yet publicly available (“inside information”), about the Company or about other publicly-traded companies with which the Company has business dealings. Because of your access to this inside information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in the Company’s stock, or stock of another publicly-traded company, or to disclose such information to a third party who does so profit from the inside information you provided (“tip provider”).

Securities Transactions

Use of inside information by someone for personal gain, or to pass on, or “tip,” the inside information to someone who uses it for personal gain, is illegal, regardless of the quantity of shares, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tip provider, or even a tip provider who obtained the information from another tip provider. Furthermore, it is important that the appearance of insider trading in securities be avoided. The only exception is that transactions directly with the Company, e.g., option exercises for cash or purchases under an employee stock purchase plan, are permitted. However, the subsequent sale (including the sale of shares in a cashless exercise program) or other disposition of such stock is fully subject to these restrictions.

Inside Information

As a practical matter, it is sometimes difficult to determine whether you possess inside information. The key to determining whether non-public information you possess about a public company is inside information is whether dissemination of the information would likely affect the market price of the company’s stock or would likely be considered important, or “material,” by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. If you possess inside information, you may not trade in a company’s stock, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.

Inside information can be either positive or negative information.

Although by no means an all-inclusive list, information about the following items may be considered to be inside information until it is publicly disseminated:

•	financial results or forecasts (including a material change in anticipated earnings);
•	confirming or updating previous disclosures or analysts’ reports;
•	major product or technological developments;
•	results of pre-clinical studies and clinical trials of the Company’s product candidates;
•	major contract awards or cancellations;
•	mergers and acquisitions activity, including acquisitions or dispositions of assets;

1

•	pending public or private sales of debt or equity securities;
•	strategic plans;
•	declaration of stock splits, dividends or changes in dividend policy;
•	top management or control changes;
•	possible tender offers or proxy fights;
•	significant write-offs;
•	significant litigation or settlements;
•	impending bankruptcy and/or loan defaults
•	gain or loss of a significant license agreement or other contracts with customers or suppliers;
•	pricing changes or discount policies;
•	the gain or loss of significant customers, suppliers or business partners;
•	corporate partner relationships or joint venture developments; and
•	governmental actions or regulations.

For information to be considered publicly disseminated, it must be widely disclosed through a press release or SEC filing, and a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the date of public disclosure of the information. For example, if an announcement of inside information of which you were aware was made prior to trading on Wednesday, then you may execute a transaction in the Company’s securities on Friday.

Stock Trading by Directors, Officers and Other Employees

We require directors, officers and other employees to do more than refrain from insider trading. We require that they limit their transactions in the Company’s stock to defined time periods following public dissemination of quarterly, interim and annual financial results and notify, and in some instances receive approval from an Executive Officer prior to engaging in transactions in the Company’s stock and observe other restrictions designed to minimize the risk of apparent or actual insider trading.

The Company has appointed its Chief Financial Officer as the Company’s Insider Trading Compliance Officer (the “Compliance Officer”).

Covered Insiders

The provisions outlined in this Insider Trading policy apply to all directors, officers and employees of the Company. Generally, any entities or family members of those individuals whose trading activities are controlled or influenced by any of such persons should be considered to be subject to the same restrictions.

Window Period

Generally, directors, officers and other employees may buy or sell securities of the Company only during a “window period” that opens after two full trading days have elapsed after the public dissemination of the Company’s annual, interim or quarterly financial results and closes on the last trading day, prior to the end of a reporting period. This window period may be closed early or may not open if, in the judgment of the Company’s Compliance Officer, there exists undisclosed information that would make trades by members of the Company’s directors, officers or employees inappropriate. It is important to note that the fact that the window period has closed early or has not opened should be considered inside information. A director, officer or other employee who believes that special circumstances require him or her to trade outside the window period should consult with the Company’s Compliance Officer. Permission to trade outside the window period will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.

2

Exceptions to Window Period

Option Exercises

Directors, officers and other employees may exercise options for cash granted under the Company’s equity incentive plans without restriction to any particular period in light of information then available to the public. However, the subsequent sale of the stock (including sales of stock in a cashless exercise) acquired upon the exercise of options is subject to all provisions of this policy.

10b5-1 Automatic Trading Programs

In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director, officer or other employee that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Trading Plan”) may be made without restriction to any particular period provided that (i) the Trading Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at the time when such individual was not in possession of material non-public information about the Company and the Company had not imposed any trading blackout period, (ii) the Trading Plan was reviewed by the Company prior to establishment, solely to confirm compliance with this policy and the securities laws and (iii) the Trading Plan allows for the cancellation of a transaction and/or suspension of such Trading Plan upon notice and request by the Company to the individual if any proposed trade (a) fails to comply with applicable laws (e.g., exceeding the number of shares that may be sold under Rule 144) or (b) would create material adverse consequences for the Company. The Company must be notified of the establishment of any such Trading Plan, any amendments to such Trading Plan and the termination of such Trading Plan.

Prohibition of Speculative or Short-term Trading

No director, officer or other employee may engage in short sales, transactions in put or call options, hedging transactions, margin accounts or other inherently speculative transactions with respect to the Company’s stock at any time.

Control Stock

Directors and officers should take care not to violate the restrictions on sales by control persons (Rule 144 under the U.S. Securities Act of 1933, as amended), and should file any notices of sale required by Rule 144.

Duration of Policy’s Applicability

This policy continues to apply to your transactions in the Company’s shares or the securities of other publicly traded companies engaged in business transactions with the Company even after your employment, directorship or consultancy with the Company has terminated. If you are in possession of inside information when your relationship with the Company concludes, you may not trade in the Company’s shares or the securities of any such other company until the information has been publicly disseminated or is no longer material.

Penalties

Anyone who effects transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. An employee, director or consultant who has questions about this policy should contact his or her own attorney or our Compliance Officer.

3